Exhibit 23.1

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors
Terra Income Fund 6, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the financial statements of Terra Income Fund 6, Inc. (the Company) as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, the three-month transition period ended December 31, 2018, and the year ended September 30, 2018, and our report dated March 8, 2021 expressed an unqualified opinion on those financial statements.
We have also previously audited, in accordance with the standards of the PCAOB, the statements of assets and liabilities of the Company, including the schedules of investments, as of December 31, 2018, September 30, 2018, 2017 and 2016 and the related statements of operations, changes in net assets, and cash flows for the years ended September 30, 2017 and 2016 (none of which is presented herein), and we expressed unqualified opinions on those financial statements.
The senior securities table included in Part II, Item 5 of the Annual Report on Form 10-K of the Company, under the caption “Senior Securities” (Senior Securities Table), has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective financial statements as a whole.
/s/ KPMG LLP
New York, New York
March 8, 2021